AMENDMENT TO

UMBRELLA AGREEMENT

The Umbrella Agreement between The Benham Companies, LLC (Benham") and Clean Coal Technologies, Inc. for the provision of Engineering, Procurement and Construction Services and to establish a Revenue Sharing Tolling Arrangement (Rev 7, August 21, 2008) (the "Agreement"), entered into the 19th day of September, 2008, is hereby amended to reflect Benham's name change effective October 1, 2010, to SAIC Energy, Environment & Infrastructure, LLC ("SEE&I"), by replacing "Benham" with "SEE&l" where appearing therein. All other provisions of the Agreement remain the same.

IN WITNESS WHEREOF, the Parties represent and warrant that this Amendment is executed by duly authorized representatives of each Party as set forth below effective the 21 day of February 2011.

SAIC ENERGY, ENVIRONMENT & INFRASTRUCTURE, LLC

By: /s/Kenneth A Nelson

SR Vice President

2-21-2011

CLEAN COAL TECHNOLOGIES, INC.

By: /s/Douglas Hague

Chief Operations Officer

February 21, 2011